EXHIBIT 3.1

AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION
OF
KENNEDY-WILSON HOLDINGS, INC.
FIRST: The name of the corporation is Kennedy-Wilson Holdings, Inc. (the “Corporation”).
SECOND: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.
THIRD: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is the Corporation Trust Company.
FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 201,000,000, of which 200,000,000 shares shall be common stock with a par value of $.0001 per share (the “Common Stock”) and 1,000,000 shares shall be Preferred Stock with a par value of $.0001 per share (the “Preferred Stock”).
A.Preferred Stock. The Board of Directors (the “Board”) is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.
B.    Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.
FIFTH: The Corporation’s existence shall be perpetual.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
A.    The Board of Directors shall consist of such number of directors as is determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors; provided, however, that in no event shall the number of directors be less than one nor more than twelve. The directors shall be divided into three classes, designated Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The directors in Class I shall be elected for a term expiring at the Annual Meeting of Stockholders to be held in 2010. The directors in Class II shall be elected for a term expiring at the Annual Meeting of Stockholders to be held in 2011. The directors in Class III shall be elected for a term expiring at the Annual Meeting of Stockholders to be held in 2012. Beginning with the 2010 Annual Meeting of Stockholders, each class of directors will be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after its election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.
B.    Election of directors need not be by ballot unless the bylaws of the Corporation so provide.
C.    The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation, subject to the power of stockholders to alter or repeal any bylaw whether adopted by them or otherwise.
D.    The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.
E.    In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Second Amended and Restated Certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.
SEVENTH: The following paragraphs shall apply with respect to liability and indemnification of the Corporations officers and directors and certain other persons:
A.A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph (A) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.
B.The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.
EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.